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                                                      REGISTRATION NO. 33-47949
                                                     REGISTRATION NO. 811-01705
================================================================================

                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                               -----------------

                                   FORM N-4
                           REGISTRATION STATEMENT
                                   UNDER
                         THE SECURITIES ACT OF 1933      [X]
                        Pre-Effective Amendment No.      [_]
                      Post-Effective Amendment No. 39    [X]
                                   AND/OR
                           REGISTRATION STATEMENT
                                   UNDER
                     THE INVESTMENT COMPANY ACT OF 1940  [X]
                             Amendment No. 346           [X]

                       (Check appropriate box or boxes)

                               -----------------

                              SEPARATE ACCOUNT A
                                      OF
                     AXA EQUITABLE LIFE INSURANCE COMPANY
                          (Exact Name of Registrant)

                               -----------------

                     AXA EQUITABLE LIFE INSURANCE COMPANY
                              (Name of Depositor)
             1290 Avenue of the Americas, New York, New York 10104
             (Address of Depositor's Principal Executive Offices)
       Depositor's Telephone Number, including Area Code: (212) 554-1234

                               -----------------

                                  SHANE DALY
                 VICE PRESIDENT AND ASSOCIATE GENERAL COUNSEL
                     AXA Equitable Life Insurance Company
             1290 Avenue of the Americas, New York, New York 10104
                  (Names and Addresses of Agents for Service)

                               -----------------

It is proposed that this filing will become effective immediately upon filing pursuant to Rule 462(d).

================================================================================

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                                     NOTE

This Post-Effective Amendment No. 39 ("PEA") to the Form N-4 Registration Statement No. 33-47949 ("Registration Statement") of AXA Equitable Life Insurance Company ("AXA Equitable") and its Separate Account A is being filed pursuant to Rule 462(d) under the Securities Act of 1933, as amended (the "Securities Act"), solely for the purpose of filing exhibits to the Registration Statement. Accordingly, this PEA consists only of a facing page, this explanatory note and Item 24(10)(a) of Part C of the Registration Statement on Form N-4 setting forth the exhibits to the Registration Statement. This PEA does not modify any other part of the Registration Statement. Pursuant to Rule 462(d) under the Securities Act, this PEA shall become effective immediately upon filing with the Securities and Exchange Commission. The contents of the Registration Statement are hereby incorporated by reference.

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                                    PART C

                               OTHER INFORMATION

Item 24. The PEA does not amend or delete the currently effective
         Prospectus(es) or Statement(s) of Additional Information or supplements to the Prospectus(es), or any other part of the Registration Statement except as specifically noted herein. (Parts A, B and C of Post Effective Amendment Nos. 37 and 38 to the Form N-4 Registration Statement (File No. 33-47949), filed with the Commission on April 18, 2017 and on December 21, 2017, respectfully, are incorporated herein by reference.)


         (b)  Exhibits.

              The following exhibits correspond to those required by paragraph (b) of item 24 as to exhibits in Form N-4:

         10.  Other Opinions.

              (a)        Consent of PricewaterhouseCoopers LLP, filed herewith.

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                                  SIGNATURES

   As required by the Securities Act of 1933 and the Investment Company Act of 1940, the Registrant has duly caused this Amendment to the Registration Statement to be signed on its behalf in the City and State of New York, on this 11th day of April, 2018.

                             SEPARATE ACCOUNT A OF
                             AXA EQUITABLE LIFE INSURANCE COMPANY

                                              (Registrant)

                             By: AXA Equitable Life Insurance Company
                                               (Depositor)

                             By: /s/ Shane Daly
                             ------------------------------------------------
                                Shane Daly
                                Vice President and Associate General Counsel

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                                  SIGNATURES

       As required by the Securities Act of 1933 and the Investment Company Act of 1940, the Depositor has caused this Registration Statement to be signed on its behalf, by the undersigned, duly authorized, in the City and State of New York, on this 11th day of April, 2018.

                                         AXA EQUITABLE LIFE INSURANCE COMPANY
                                                      (Depositor)

                                         By:  /s/ Shane Daly
                                              ----------------------------------
                                              Shane Daly
                                              Vice President and Associate
                                              General Counsel

       As required by the Securities Act of 1933 and the Investment Company Act of 1940, this Registration Statement has been signed by the following persons in the capacities and on the date indicated:

 PRINCIPAL EXECUTIVE OFFICER:

 *Mark Pearson                          Chairman of the Board, Chief
                                        Executive Officer, Director and
                                        President

 PRINCIPAL FINANCIAL OFFICER:

 *Anders B. Malmstrom                   Senior Executive Director
                                        and Chief Financial Officer

 PRINCIPAL ACCOUNTING OFFICER:

 *Andrea M. Nitzan                      Executive Director, Chief Accounting
                                        Officer and Controller

*DIRECTORS:

Thomas Buberl
Barbara Fallon-Walsh         Mark Pearson
Daniel G. Kaye               Bertram L. Scott
Kristi A. Matus              George Stansfield
Ramon de Oliveira            Richard C. Vaughan

*By:  /s/ Shane Daly
      --------------------------
      Shane Daly
      Attorney-in-Fact
      April 11, 2018

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                                 EXHIBIT INDEX

         EXHIBIT NO.                                        TAG VALUE
         -----------                                        ---------

         10.(a)      Consent of PricewaterhouseCoopers LLP  EX-99.10a